As filed with the Securities and Exchange Commission on October 29, 2009

Registration No. 333- 157054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Omniture, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	87-0619936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

550 East Timpanogos Circle

Orem, Utah 84097

801.722.7000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Mark Garrett

President

Omniture, Inc.

550 East Timpanogos Circle

Orem, Utah 84097

(801) 722-7000

With a copy to:

Stuart Fagin, Esq.

Adobe Systems Incorporated

345 Park Avenue

San Jose, California 95110

(408) 536-6000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-157054) previously filed by Omniture, Inc. (the “Registrant”) on January 30, 2009 with the Securities and Exchange Commission (the “Registration Statement”) registering the offer and sale of 3,648,724 shares of common stock, under the 2006 Equity Incentive Plan.

On September 15, 2009, Adobe Systems Incorporated, a Delaware corporation (“Adobe”), Snowbird Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Adobe (the “Purchaser”) and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”).  In accordance with the Merger Agreement, on September 24, 2009, the Purchaser commenced a cash tender offer (the “Offer”) to purchase all outstanding shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), at a price of $21.50 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 24, 2009, incorporated by reference from Exhibit (a)(1)(A) of the Tender Offer Statement on Schedule TO filed by Adobe and the Purchaser with the Securities and Exchange Commission on September 24, 2009, as amended, and the related Letter of Transmittal, incorporated by reference from Exhibit (a)(1)(B) of the Schedule TO.  The Offer expired at 12:00 midnight, New York City, New York time, on Thursday, October 22, 2009.  On October 23, 2009, the Purchaser accepted for payment all validly tendered and not withdrawn Shares and promptly made payment for such Shares in accordance with the terms of the Offer and applicable law. In order to complete the Merger (as defined below) as a “short form” merger under Delaware law, on October 23, 2009, the Purchaser exercised its “top-up” option pursuant to the Merger Agreement, which permitted the Purchaser to purchase additional shares of the Registrant’s common stock directly from the Registrant for $21.50 per share, the same dollar amount per share paid in the Offer.

Following the Purchaser’s acceptance for payment of all validly tendered and not withdrawn Shares, on October 23, 2009, pursuant to the terms of the Merger Agreement and the issuance of the Shares to the Purchaser pursuant to the exercise of the Purchaser’s “top-up” option, the Purchaser merged with and into the Registrant (the “Merger”) in accordance with the provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of the stockholders of the Registrant.  The Registrant was the surviving corporation in the Merger, and, as a result of the Merger, has become a wholly owned subsidiary of Adobe.  As a result of the Merger, the registration of the Shares under the Securities Exchange Act of 1934, as amended, was terminated and, on October 26, 2009, the Shares ceased to be traded on The NASDAQ Global Select Market.  In the Merger, each Share was cancelled and converted (other than Shares held by Adobe, the Purchaser, the Registrant or any of their respective subsidiaries and Shares held by holders who properly exercise their appraisal rights under applicable Delaware law) into the right to receive $21.50 per Share, net to the holder in cash, without interest but subject to any applicable tax withholding.  As a result of the Merger, the Registrant has terminated all offerings under the Registration Statement and the Registrant is filing this Post-Effective Amendment No. 1 to remove from registration all shares of the Registrant’s common stock registered under the Registration Statement which were not sold or otherwise issued as of the date of the filing of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on the 29th day of October, 2009.

OMNITURE, INC.

By:	/s/ Mark Garrett
Mark Garrett
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Garrett	President and Director	October 29, 2009
Mark Garrett	(Principal Executive Officer and Principal Accounting and Financial Officer)

/s/ Rich Rowley	Director	October 29, 2009
Rich Rowley

/s/ Joseph Nemeth	Director	October 29, 2009
Joseph Nemeth

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